Exhibit 99.1

Aytu BioScience Strengthens Board with the Appointment of Two Pharmaceutical Industry Veterans as Independent Directors

Englewood, CO – July 13, 2016 – Aytu BioScience, Inc. (OTCQX: AYTU), a specialty pharmaceutical company focused on global commercialization of novel products in the field of urology, today announced the addition of John Donofrio, Jr., a 24-year pharmaceutical veteran and U.S. CFO of a global specialty pharmaceutical company, and Gary Cantrell, a seasoned pharmaceutical executive with 30 years in the life sciences industry at global pharmaceutical companies and specialty life sciences companies, to the company’s board of directors. Together they bring strong financial and commercial leadership expertise in pharmaceuticals to Aytu, in addition to independent strategic insight. The two will join current Board members Josh Disbrow, Aytu Chief Executive Officer, and directors Carl Dockery and Michael Macaluso.

Josh Disbrow, Chief Executive Officer of Aytu BioScience, Inc., stated, “We are very pleased to welcome John and Gary to Aytu’s Board of Directors. With these appointments we gain two highly qualified pharmaceutical executives with decades of experience in commercial and financial operations, organizational leadership and global business development. The additions to our board are in line with our proactive transformation from an emerging spin-out to an established commercial entity with three differentiated urology products. Additionally, Aytu is taking multiple steps toward a possible uplisting to a national stock exchange as quickly as possible in order to increase visibility, liquidity, and interest among a broader and more diverse shareholder base. These appointments help to create a board consistent with the standards of the national exchanges while providing the company with extensive pharmaceutical industry experience and board leadership.”

Mr. Donofrio is the Chief Financial Officer and Head of North American Business Development for Merz North America, or Merz, since August 2013. Over his 24-year career in pharmaceuticals he has a broad range of experience in consolidated financial reporting, international accounting and internal controls, budget and forecast planning, mergers and acquisitions, business development and other strategic and financial areas. Mr. Donofrio has been instrumental in Merz North America’s growth; sales and profits have more than doubled since he joined the company. Previously, he served as interim CFO and vice president of Stiefel Global Finance, U.S. specialty business and Puerto Rico, for Stiefel, a GlaxoSmithKline plc. company (GSK). He was also the senior finance partner for the U.S. specialty business units of GSK. Mr. Donofrio holds a degree in accounting from North Carolina State University.

Mr. Cantrell’s thirty years’ experience in the life sciences industry ranges from clinical experience as a respiratory therapist to his current executive-level consulting role with Mayne Pharma (ASX: MYX), as business development executive focused on acquiring branded prescription assets for Mayne Pharma’s U.S. specialty brands division. Prior to forming his professional consultancy, Mr. Cantrell served as CEO of Yasoo Health Inc., a global specialty nutritional company from 2007 to 2015, highlighted by the sale of its majority asset, AquADEKs, to Actavis in March 2015. He was also president of the Catevo Group, a North Carolina-based healthcare consulting firm, and executive vice president, sales and marketing at TEAMM Pharmaceuticals, an Accentia Biopharmaceuticals company. Mr. Cantrell started his pharmaceutical career at GSK, where he held multiple senior management positions in sales, marketing and business development over a period of 22 years. He has served as an advisor or board member of several emerging life science companies including his role as a board member at Flexible Stenting Solutions, Inc., which was sold to Cordis, while a division of Johnson & Johnson in March 2013. Mr. Cantrell is a graduate of Wichita State University.

In conjunction with the appointments of John Donofrio, Jr. and Gary Cantrell to Aytu Board of Directors, Jarrett Disbrow resigned as a board member to allow for a majority of the board’s five members to be independent. Mr. Donofrio and Mr. Cantrell join Carl Dockery as the Board’s independent directors. Expanding the board to five members, with three independent directors, further prepares the company for potential uplisting to a national stock exchange, to which the company expects to apply in the future.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty pharmaceutical company focused on global commercialization of novel products in the field of urology. The company currently markets three products: Natesto®, the first and only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or “Low T”), ProstaScint® (capromab pendetide), the only FDA-approved imaging agent specific to prostate specific membrane antigen (PSMA) for prostate cancer detection, and Primsol® (trimethoprim hydrochloride), the only FDA-approved trimethoprim-only oral solution for urinary tract infections. Additionally, Aytu is developing MiOXSYS™, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS is commercialized outside the U.S. where it is a CE Marked, Health Canada cleared product, and Aytu is conducting U.S.-based clinical trials in pursuit of 510k de novo medical device clearance by the FDA. Aytu’s strategy is to continue building its portfolio of revenue-generating urology products, leveraging its focused commercial team and expertise to build leading brands within well-established markets.

For Investors & Media:

Tiberend Strategic Advisors, Inc.
Joshua Drumm, Ph.D.: jdrumm@tiberend.com; (212) 375-2664
Janine McCargo: jmccargo@tiberend.com; (646) 604-5150

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks relating to Aytu’s ability to have its common stock listed on a national stock exchange, gaining market acceptance of our products, obtaining reimbursement by third-party payors, the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, our anticipated future cash position and future events under our current and potential future collaborations. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Aytu BioScience, Inc.’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.